UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 7, 2009

SOMBRIO CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-52667

(Commission File Number)

N/A

(IRS Employer Identification No.)

311 Tawny Road, Sarnia, Ontario, N7S 5K1

(Address of principal executive offices and Postal Code)

519-542-1229

Registrant's telephone number, including area code

1566 Burrill Avenue, North Vancouver, B.C. V7K 1L9

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

Item 1.01	Entry into a Material Definitive Agreement

On January 7, 2009, Sombrio Capital Corp. (the “Company”) completed an offering of 5,000,000 shares of its common stock at a price of $0.001 per share to KIF Capital Corp. (“KIF”). KIF is a private company owned and controlled by Ken MacAlpine, a director of the Company. The total amount the Company received from this offering was $5,000. The Company completed the offering pursuant to Regulation S under the Securities Act of 1933. KIF represented to the Company that it is not a “US person” as defined in Regulation S. The Company did not engage in a distribution of this offering in the United States. KIF represented its intention to acquire the securities for investment only and not with a view toward distribution. Appropriate legends were affixed to the stock certificate issued to KIF in accordance with Regulation S. None of the securities were sold through an underwriter and accordingly, there were no underwriting discounts or commissions involved. No registration rights were granted to KIF.  Proceeds of the offering are intended to be used  for working capital purposes.

On January 7, 2009, KIF and 644822 B.C. Ltd. entered into a termination agreement rescinding the agreement for the purchase of common stock dated December 29, 2008 between the parties (the “Share Purchase Agreement”) previously announced in the Company’s Current Report on Form 8-K dated December 31, 2008. Following the termination and rescission of the Share Purchase Agreement and the closing of the private placement, KIF owns 41.0% of the issued and outstanding common stock of the Company.

Item 3.02	Unregistered Sales of Equity Securities

The information set forth under Item 1.01 of this Current Report on Form 8-K is also responsive to this Item 3.02.

Item 5.01	Changes in Control of Registrant

The information set forth under Item 1.01 of this Current Report on Form 8-K is also responsive to this Item 5.01.

Item 9.01	Financial Statements and Exhibits

10.1	Subscription Agreement between the Company and KIF Capital Corp. dated January 7, 2009

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOMBRIO CAPITAL CORP.

/s/ Ken MacAlpine
Ken MacAlpine
President, Treasurer, Secretary and Director
January 8, 2009